Exhibit 99.1

News Release

First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2013

FIRST QUARTER RESULTS

Significant Earnings Growth - Lower Credit Costs

Higher Total Revenues - Strong Capital

ITASCA, IL, April 24, 2013 — Today, First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), reported results of operations and financial condition for the first quarter of 2013. Net income applicable to common shares for the first quarter of 2013 was $14.4 million, or $0.20 per share. This compares to $13.0 million, or $0.18 per share, for the fourth quarter of 2012 and $7.8 million, or $0.11 per share, for the first quarter of 2012.

“Performance for the quarter benefited from significant improvement in our credit risk profile and solid line of business momentum,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “As expected, our wealth management and mortgage sales teams continue to drive stronger revenue growth and serve as an important offset to the revenue headwinds created by the current low interest rate environment. Loan balances remained steady, reflecting both historical seasonality and solid, disciplined growth in corporate lending.”

Mr. Scudder concluded, “As we look ahead, low interest rates and evolving regulatory expectations will continue to present performance challenges for our industry. At the same time, our strong capital base and improved earnings profile leave us well positioned to navigate these headwinds, pursue opportunities for growth, and return value to our shareholders.”

SELECT HIGHLIGHTS

Growing Earnings

•                  Earnings per share improved to $0.20, up 82% from the first quarter of 2012 and 11% from the fourth quarter of 2012.

•                  Total loans remained stable at $5.2 billion compared to December 31, 2012 with annualized C&I growth of 7% largely offset by mortgage loan sales.

•                  Year-over-year, total loans increased 4% after adjusting for the 2012 bulk loan sales.

•                  Operating revenues increased to $26.5 million, up 11% from the first quarter of 2012, reflecting strong growth in mortgage banking income and wealth management fees.

•                  Noninterest expense totaled $63.8 million, excluding severance-related costs of $1.0 million, up 2% from the first quarter of 2012.

Improving Credit and Strengthening Capital

•                  Net loan charge-offs, excluding covered loan charge-offs, totaled $6.8 million, down from $21.1 million for the first quarter of 2012 and consistent with the fourth quarter of 2012.

•                  Non-performing assets decreased 41% to $143.5 million compared to March 31, 2012 and were stable compared to December 31, 2012.

•                  Performing potential problem loans declined to 3.9% of total loans, down 43% and 7% from March 31, 2012 and December 31, 2012, respectively.

•                  Tier 1 common capital to risk-weighted assets remained strong at 9.62% as of March 31, 2013, a 29 basis point improvement from December 31, 2012.

OPERATING PERFORMANCE

Operating Performance Highlights

(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net income	$14,642	$13,216	$7,892
Net income applicable to common shares	$14,430	$13,022	$7,753
Diluted earnings per common share	$0.20	$0.18	$0.11
Return on average common equity	6.17%	5.50%	3.21%
Return on average assets	0.74%	0.65%	0.40%
Net interest margin	3.77%	3.84%	3.88%
Efficiency ratio	66.50%	74.02%	64.62%
Loans, excluding covered loans, at period end	$5,175,271	$5,189,676	$5,137,328
Average transactional deposits (1)	$5,244,755	$5,276,919	$4,823,339
Average assets	$8,071,301	$8,139,243	$7,957,191
Average equity	$948,060	$941,175	$970,368

(1)         Comprised of demand deposits and interest-bearing transactional accounts.

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Income before income tax expense	$20,935	$19,410	$9,048
Adjustments:
Provision for loan and covered loan losses	5,674	5,593	18,210
Net securities (gains) losses	—	(88)	943
Net losses on sales and valuation adjustments of other real estate owned (“OREO”), excess properties, assets held-for sale, and other	781	1,864	303
Gain, less related expenses, on bulk loan sales	—	(2,639)	—
Adjusted amortization of FDIC indemnification asset	750	2,705	—
Acquisition integration costs	—	588	—
Losses (gains) on early extinguishment of debt	—	814	(256)
Severance-related costs	980	—	315
Pre-tax, pre-provision operating earnings	$29,120	$28,247	$28,563

(1)         The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. As a supplement to GAAP, the Company provided this non-GAAP performance result, which the Company believes is useful because it assists investors in evaluating the Company’s operating performance. This non-GAAP financial measure should not be considered an alternative to GAAP.

Pre-tax, pre-provision operating earnings of $29.1 million for the first quarter of 2013 increased 2.0% and 3.1% from the first and fourth quarters of 2012, respectively. Compared to the quarter ended March 31, 2012, the increase resulted primarily from growth in mortgage banking income and wealth management fees, which more than offset the decline in net interest income.

For the quarter ended December 31, 2012, the increase in pre-tax, pre-provision operating earnings resulted from a reduction in noninterest expense, primarily from lower loan remediation costs and personnel recruitment expenses, which was offset by the decrease in net interest income and noninterest income.

Further discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2013			December 31, 2012			March 31, 2012
	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$584,170	$434	0.30	$562,288	$345	0.24	$449,788	$275	0.25
Trading securities	14,357	36	1.00	15,597	94	2.41	14,585	36	0.99
Investment securities (1)	1,175,063	9,940	3.38	1,144,997	10,154	3.55	1,163,338	11,734	4.03
Federal Home Loan Bank and Federal Reserve Bank stock	47,232	339	2.87	47,232	349	2.96	52,531	330	2.51
Loans held-for-sale	—	—	—	53,808	323	2.39	—	—	—
Loans, excluding covered loans (1)	5,148,343	60,001	4.73	5,160,576	62,192	4.79	5,089,286	61,983	4.90
Covered interest-earning assets (2)	223,691	3,449	6.25	248,971	3,975	6.35	318,569	4,202	5.31
Total interest-earning assets (1)	7,192,856	74,199	4.18	7,233,469	77,432	4.26	7,088,097	78,560	4.45
Cash and due from banks	110,073			122,328			109,717
Allowance for loan and covered loan losses	(99,086)			(103,302)			(123,667)
Other assets	867,458			886,748			883,044
Total assets	$8,071,301			$8,139,243			$7,957,191

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,503,930	892	0.10	$3,468,397	903	0.10	$3,232,141	1,022	0.13
Time deposits	1,374,529	2,428	0.72	1,447,918	2,832	0.78	1,621,926	4,491	1.11
Borrowed funds	199,891	442	0.90	185,390	497	1.07	203,548	515	1.02
Senior and subordinated debt	214,796	3,435	6.49	214,764	3,445	6.38	248,232	4,058	6.57
Total interest-bearing liabilities	5,293,146	7,197	0.55	5,316,469	7,677	0.57	5,305,847	10,086	0.76
Demand deposits	1,740,825			1,808,522			1,591,198
Total funding sources	7,033,971			7,124,991			6,897,045
Other liabilities	89,270			73,077			89,778
Stockholders’ equity - common	948,060			941,175			970,368
Total liabilities and stockholders’ equity	$8,071,301			$8,139,243			$7,957,191
Net interest income/margin (1)		$67,002	3.77		$69,755	3.84		$68,474	3.88

(1)

Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in comparing revenue from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income.

(2)

Covered interest-earning assets consist of loans acquired through the Company’s Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions subject to loss sharing agreements and the related FDIC indemnification asset.

For the first quarter of 2013, average interest-earning assets increased $104.8 million from the first quarter of 2012 and declined $40.6 million from the fourth quarter of 2012. Compared to the first quarter of 2012, growth in the loan portfolio, primarily in the commercial and industrial (“C&I”), agricultural, and 1-4 family categories, was offset by the disposal of $172.5 million of original carrying value of certain non-performing and performing potential problem loans through bulk loan sales (“the bulk loan sales”) completed during the fourth quarter of 2012. This loan growth, coupled with the rise in investment securities and other interest-earning assets, more than mitigated the decrease in covered interest-earning assets.

The decrease in average interest-earning assets from the fourth quarter of 2012 was partially driven by a reduction in loans held-for-sale and the sale of $41.9 million of mortgage loans outstanding at December 31, 2012. This decline was mitigated by the reinvestment of excess cash into the investment securities portfolio.

Average funding sources for the first quarter of 2013 were up $136.9 million from the first quarter of 2012 and were $91.0 million lower than the fourth quarter of 2012. For the first quarter of 2013 compared to the prior year period, growth in demand deposits more than offset the slight decline in interest-bearing liabilities. Compared to the fourth quarter of 2012, declines in time deposits and demand deposits primarily contributed to the variance.

Tax-equivalent net interest margin for the current quarter was 3.77%, declining 7 basis points compared to the fourth quarter of 2012 and 11 basis points from the first quarter of 2012. These decreases were driven by the continued repricing of maturing investment securities and loans at lower interest rates, which was mitigated by a reduction in rates paid on retail time deposits.

Interest earned on covered assets is generally recognized through the accretion of the discount on expected future cash flows. The change in the yield on covered interest-earning assets from the first quarter of 2012 was driven by revised estimates of future cash flows and the impact of adjusted amortization of the FDIC indemnification asset. The decline in yield from the fourth quarter of 2012 resulted from early pay-offs, downgrades of certain covered loans to non-accrual status, and transfers to OREO during the first quarter of 2013.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			March 31, 2013 Percent Change From
	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2012	March 31, 2012
Service charges on deposit accounts	$8,677	$9,689	$8,660	(10.4)	0.2
Card-based fees	5,076	5,274	5,020	(3.8)	1.1
Wealth management fees	5,839	5,590	5,392	4.5	8.3
Mortgage banking income	1,966	2,102	—	(6.5)	N/M
Merchant servicing fees	2,554	2,727	2,322	(6.3)	10.0
Other service charges, commissions, and fees	1,646	1,348	1,198	22.1	37.4
Other income (1)	781	815	1,383	(4.2)	(43.5)
Total operating revenues	26,539	27,545	23,975	(3.7)	10.7
Net trading gains (2)	1,036	116	1,401	N/M	(26.1)
Net securities gains (losses)	—	88	(943)	N/M	N/M
Gain on bulk loan sales	—	5,153	—	N/M	N/M
(Losses) gains on early extinguishment of debt (1)	—	(814)	256	N/M	N/M
Total noninterest income	$27,575	$32,088	$24,689	(14.1)	11.7

N/M — Not meaningful.

(1)	These line items are included in other income in the Condensed Consolidated Statements of Income.
(2)

Net trading gains result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.

Total noninterest income for the first quarter of 2013 increased 11.7% compared to the first quarter of 2012 and declined 14.1% compared to the fourth quarter of 2012. Excluding the $5.2 million gain on the bulk loan sales during the fourth quarter of 2012, noninterest income increased 2.4% from the prior quarter.

Compared to the first quarter of 2012, total operating revenues increased 10.7%, attributed mainly to a rise in wealth management fees, gains on the sale of $54.0 million of mortgage loans, and fee income generated from interest rate derivative transactions.

Total operating revenues for the first quarter of 2013 declined 3.7% compared to the fourth quarter of 2012, resulting from a decrease in card-based fees and seasonally lower volumes of non-sufficient funds fees, service charges on business accounts, and merchant servicing fees.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			March 31, 2013 Percent Change From
	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2012	March 31, 2012
Salaries and wages (1)(3)	$27,839	$27,036	$25,699	3.0	8.3
Nonqualified plan expense (2)(3)	1,124	205	1,558	N/M	(27.9)
Retirement and other employee benefits (1)	7,606	6,787	6,793	12.1	12.0
Total compensation expense	36,569	34,028	34,050	7.5	7.4
Net losses on OREO sales and valuation adjustments	781	31	303	N/M	N/M
Net OREO operating expense	1,018	1,294	1,561	(21.3)	(34.8)
Net OREO expense	1,799	1,325	1,864	35.8	(3.5)
Loan remediation costs	2,139	5,654	2,788	(62.2)	(23.3)
Other professional services (1)	3,079	4,761	2,841	(35.3)	8.4
Total professional services	5,218	10,415	5,629	(49.9)	(7.3)
Net occupancy and equipment expense	8,147	8,747	8,331	(6.9)	(2.2)
Technology and related costs	2,483	3,231	2,858	(23.2)	(13.1)
FDIC premiums	1,742	1,763	1,719	(1.2)	1.3
Advertising and promotions (4)	1,410	1,744	870	(19.2)	62.1
Merchant card expense (4)	2,044	2,192	1,796	(6.8)	13.8
Cardholder expenses (4)	929	935	1,042	(0.6)	(10.8)
Adjusted amortization of FDIC indemnification asset	750	2,705	—	(72.3)	N/M
Other expenses (4)	3,723	6,522	4,454	(42.9)	(16.4)
Total noninterest expense	$64,814	$73,607	$62,613	(11.9)	3.5

N/M — Not meaningful.

(1)

In the first quarter of 2013, the Company recorded a $980,000 charge for severance-related costs that included $811,000 in salaries and wages, $64,000 in retirement and other employee benefits, and $105,000 in other professional services.

(2)	Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements.
(3)	These expenses are included in salaries and wages in the Condensed Consolidated Statements of Income.
(4)	These expenses are included in other expenses in the Condensed Consolidated Statements of Income.

Total noninterest expense for the first quarter of 2013 increased 3.5% compared to the first quarter of 2012 and declined by 11.9% compared to the fourth quarter of 2012. Excluding severance-related costs recorded in the first quarter of 2013, noninterest expense increased 2.5% from the first quarter of 2012.

First quarter 2013 salaries and wages increased from both prior periods presented due to severance expense of $811,000, along with annual merit increases and an increase in incentive compensation, which was slightly offset by a decrease in deferred salaries.

Retirement and other employee benefits increased compared to both prior periods from higher pension expense. A rise in FICA taxes also contributed to the variance compared to December 31, 2012.

The linked-quarter increase in OREO expenses resulted primarily from losses on sales of OREO properties in the first quarter of 2013 compared to gains on sales during the fourth quarter of 2012. This increase was partially offset by a reduction in real estate tax expense for the first three months of 2013.

Fourth quarter 2012 loan remediation costs were elevated due to expenses of $2.5 million related to the bulk loan sales and higher real estate taxes paid to preserve the Company’s rights to collateral associated with problem loans. Compared to the first quarter of 2012, loan remediation costs decreased 23.3%. Improved credit quality driven by management’s accelerated credit remediation actions in the third and fourth quarters of 2012 resulted in lower legal expenses and appraisal costs related to performing potential problem loans. In addition, the positive variance was also impacted by lower servicing costs for our covered loan portfolio.

Other professional services decreased compared to the fourth quarter of 2012 due primarily to a reduction in personnel recruitment expenses and a decline in legal fees.

Technology and related costs for the fourth quarter of 2012 were elevated from conversion expenses related to the integration of a bank acquired during the third quarter of 2012 in an FDIC-assisted transaction.

Adjusted amortization of the FDIC indemnification asset results from changes in the timing and amount of future cash flows expected to be received from the FDIC under loss sharing agreements based on management’s periodic estimates of future cash flows on covered loans.

For the fourth quarter of 2012, other expenses were elevated from a $1.3 million valuation adjustment on a former banking office transferred to OREO. In addition, other expenses declined compared to both prior periods presented due to a $500,000 reduction in the reserve for unfunded commitments during the first quarter of 2013.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of			March 31, 2013 Percent Change From
	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2012	March 31, 2012
Corporate:
Commercial and industrial	$1,659,872	$1,631,474	$1,496,966	1.7	10.9
Agricultural	274,991	268,618	237,686	2.4	15.7
Commercial real estate:
Office	465,279	474,717	480,288	(2.0)	(3.1)
Retail	385,413	368,796	371,258	4.5	3.8
Industrial	493,564	489,678	515,353	0.8	(4.2)
Multi-family	298,117	285,481	301,356	4.4	(1.1)
Residential construction	54,032	61,462	99,768	(12.1)	(45.8)
Commercial construction	122,210	124,954	142,307	(2.2)	(14.1)
Other commercial real estate	743,076	773,121	829,005	(3.9)	(10.4)
Total commercial real estate	2,561,691	2,578,209	2,739,335	(0.6)	(6.5)
Total corporate loans	4,496,554	4,478,301	4,473,987	0.4	0.5
Consumer:
Home equity loans	379,352	390,033	406,367	(2.7)	(6.6)
1-4 family mortgages	263,286	282,948	217,729	(6.9)	20.9
Installment loans	36,079	38,394	39,245	(6.0)	(8.1)
Total consumer loans	678,717	711,375	663,341	(4.6)	2.3
Total loans, excluding covered loans	5,175,271	5,189,676	5,137,328	(0.3)	0.7
Covered loans	186,687	197,894	251,376	(5.7)	(25.7)
Total loans	$5,361,958	$5,387,570	$5,388,704	(0.5)	(0.5)

Total loans, excluding covered loans, of $5.2 billion remained stable compared to December 31, 2012. The Company experienced annualized growth of 7.0% in C&I loans, 9.5% in agricultural lending, and 17.7% in multi-family loans from December 31, 2012, which was offset by declines in the residential construction and other commercial real estate portfolios.

During the first quarter of 2013, $41.9 million of mortgage loans outstanding at December 31, 2012 were sold, which contributed to the decrease in the consumer portfolio. We continue to generate solid new mortgage volume, reflecting the expansion of our mortgage lending sales force that began in the second quarter of 2012.

Compared to March 31, 2012, total loans, excluding covered loans, increased 4.1% after adjusting for the 2012 bulk loan sales. In addition to growth in C&I loans and agricultural lending, the year-over-year increase was impacted by a rise in the 1-4 family portfolio from loans acquired in an FDIC-assisted transaction during the third quarter of 2012 and from new volume due to focused origination efforts.

Compared to both prior periods presented, strong growth in the C&I, agricultural, retail, and multi-family loan categories benefitted from our targeted portfolio distribution efforts. In addition, sales personnel have been focused on expansion into specialized lending areas, such as agribusiness and asset-based lending, which contributed to the increases.

Asset Quality

(Dollar amounts in thousands)

	As Of			March 31, 2013 Percent Change From
	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2012	March 31, 2012
Asset quality, excluding covered loans and covered OREO
Non-accrual loans	$95,397	$84,534	$199,545	12.9	(52.2)
90 days or more past due loans	5,552	8,689	7,674	(36.1)	(27.7)
Total non-performing loans	100,949	93,223	207,219	8.3	(51.3)
Troubled debt restructurings (still accruing interest)	2,587	6,867	2,076	(62.3)	24.6
OREO	39,994	39,953	35,276	0.1	13.4
Total non-performing assets	$143,530	$140,043	$244,571	2.5	(41.3)
30-89 days past due loans	$22,222	$22,666	$21,241	(2.0)	4.6
Performing potential problem loans:
Special mention	$121,789	$137,622	$234,055	(11.5)	(48.0)
Substandard	82,170	81,425	123,316	0.9	(33.4)
Total potential problem loans	$203,959	$219,047	$357,371	(6.9)	(42.9)
Non-accrual loans to total loans	1.84%	1.63%	3.88%
Non-performing loans to total loans	1.95%	1.80%	4.03%
Non-performing assets to loans plus OREO	2.75%	2.68%	4.73%
Potential problem loans to total loans	3.94%	4.22%	6.96%
Allowance for Credit Losses
Allowance for loan losses, excluding covered loans	$85,364	$87,384	$115,271	(2.3)	(25.9)
Allowance for covered loan losses	12,227	12,062	993	1.4	N/M
Total allowance for loan and covered loan losses	97,591	99,446	116,264	(1.9)	(16.1)
Reserve for unfunded commitments	2,866	3,366	2,500	(14.9)	14.6
Total allowance for credit losses	$100,457	$102,812	$118,764	(2.3)	(15.4)
Allowance for credit losses to loans, excluding covered loans	1.70%	1.75%	2.29%
Allowance for credit losses to non-accrual loans, excluding covered loans	92%	107%	59%

N/M — Not meaningful.

Non-performing assets, excluding covered loans and covered OREO, were $143.5 million at March 31, 2013, decreasing $101.0 million, or 41.3%, from March 31, 2012. Compared to March 31, 2012, the significant decline in non-performing assets and potential problem loans resulted from management’s accelerated credit remediation activities, including the bulk loan sales during the fourth quarter of 2012.

Non-accrual loans increased $10.9 million from December 31, 2012, primarily from the transfer of five credit relationships to non-accrual during the first quarter of 2013. Total potential problem loans declined 6.9% compared to December 31, 2012, with improvement across the majority of corporate loan categories.

Charge-Off Data

(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2013	% of Total	December 31, 2012	% of Total	March 31, 2012	% of Total
Net loan charge-offs (1):
Commercial and industrial	$897	13.1	$1,778	28.4	$7,524	35.6
Agricultural	90	1.3	(177)	(2.8)	(50)	(0.2)
Office, retail, and industrial	1,260	18.5	95	1.5	2,665	12.6
Multi-family	160	2.3	9	0.1	9	0.0
Residential construction	565	8.3	134	2.1	463	2.2
Commercial construction	(2)	0.0	100	1.6	170	0.8
Other commercial real estate	1,604	23.5	1,786	28.5	8,177	38.7
Consumer	2,257	33.0	2,536	40.6	2,176	10.3
Total net loan charge-offs, excluding covered loans	6,831	100.0	6,261	100.0	21,134	100.0
Net covered loan charge-offs (1)	698		1,465		274
Total net loan charge-offs	$7,529		$7,726		$21,408

Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	0.54%		0.48%		1.67%
Year-to-date	0.54%		3.32%		1.67%

(1)	Amounts represent charge-offs, net of recoveries.

Net loan charge-offs for the first quarter of 2013 were $7.6 million, decreasing 64.8% from the first quarter of 2012 and 2.5% from the fourth quarter of 2012. The decline in charge-offs compared to the first quarter of 2012 reflected improved credit quality due to management’s accelerated credit remediation actions, including the bulk loan sales.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	March 31, 2013	December 31, 2012	March 31, 2012	Regulatory Minimum For “Well- Capitalized”		Excess Over Required Minimums at March 31, 2013
Regulatory capital ratios:
Total capital to risk-weighted assets	12.05%	11.90%	13.47%	10.00%		20%		$131,048
Tier 1 capital to risk-weighted assets	10.55%	10.28%	11.41%	6.00%		75%		$291,389
Tier 1 leverage to average assets	8.75%	8.40%	9.38%	5.00%		75%		$289,558
Tier 1 common capital to risk-weighted assets (1)	9.62%	9.33%	10.38%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity ratios (3):
Tangible common equity to tangible assets	8.66%	8.44%	8.95%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.88%	8.64%	9.10%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity to risk- weighted assets	10.52%	10.39%	11.01%	N/A	(2)	N/A	(2)	N/A	(2)
Non-performing assets to tangible common equity and allowance for credit losses	18.55%	18.36%	30.24%	N/A	(2)	N/A	(2)	N/A	(2)

(1)	Excludes the impact of trust-preferred securities.
(2)	Ratio is not subject to formal Federal Reserve regulatory guidance.
(3)

Tangible common equity (“TCE”) represents common stockholders’ equity less goodwill and identifiable intangible assets. In management’s view, Tier 1 common and TCE measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

The Company’s regulatory ratios exceeded all regulatory mandated ratios for characterization as “well-capitalized” as of March 31, 2013. The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the dynamic Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business and retail banking and wealth management services through approximately 95 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest has been recognized by the Chicago Tribune as one of Chicago’s Top Workplaces for the third consecutive year by being named a National Standard Top Workplace. Additionally, Forbes has recognized First Midwest as one of America’s Most Trustworthy Companies for 2012.

Safe Harbor Statement

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. The Company undertakes no duty to update any forward-looking statements contained in this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, April 24, 2013 at 10:00 AM (ET). Members of the public who would like to listen to the conference call should dial (888) 317-6016 (U.S. domestic) or (412) 317-6016 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10027318 beginning one hour after completion of the live call until 9:00 A.M. (ET) on May 1, 2013. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•                  Condensed Consolidated Statements of Financial Condition

•                  Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Cash and due from banks	$95,983	$149,420	$105,722
Interest-bearing deposits in other banks	457,333	566,846	380,651
Trading securities, at fair value	15,544	14,162	16,031
Securities available-for-sale, at fair value	1,246,679	1,082,403	1,183,975
Securities held-to-maturity, at amortized cost	31,443	34,295	56,319
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	47,232	47,232	46,750
Loans, excluding covered loans	5,175,271	5,189,676	5,137,328
Covered loans	186,687	197,894	251,376
Allowance for loan and covered loan losses	(97,591)	(99,446)	(116,264)
Net loans	5,264,367	5,288,124	5,272,440
OREO, excluding covered OREO	39,994	39,953	35,276
Covered OREO	14,774	13,123	16,990
FDIC indemnification asset	28,958	37,051	58,488
Premises, furniture, and equipment	118,617	121,596	132,865
Investment in BOLI	206,706	206,405	206,304
Goodwill and other intangible assets	280,240	281,059	282,815
Accrued interest receivable and other assets	207,949	218,170	193,376
Total assets	$8,055,819	$8,099,839	$7,988,002

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$5,251,715	$5,272,307	$4,897,093
Time deposits	1,349,080	1,399,948	1,589,270
Total deposits	6,600,795	6,672,255	6,486,363
Borrowed funds	208,854	185,984	202,155
Senior and subordinated debt	214,811	214,779	231,106
Accrued interest payable and other liabilities	77,908	85,928	95,677
Total liabilities	7,102,368	7,158,946	7,015,301
Common stock	858	858	858
Additional paid-in capital	409,077	418,318	413,742
Retained earnings	800,343	786,453	817,630
Accumulated other comprehensive loss, net of tax	(16,889)	(15,660)	(10,919)
Treasury stock, at cost	(239,938)	(249,076)	(248,610)
Total stockholders’ equity	953,451	940,893	972,701
Total liabilities and stockholders’ equity	$8,055,819	$8,099,839	$7,988,002

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Interest Income
Loans	$59,431	$61,596	$61,491
Covered loans	3,449	3,975	4,202
Investment securities	7,356	7,517	8,934
Other short-term investments	809	1,111	641
Total interest income	71,045	74,199	75,268

Interest Expense
Deposits	3,320	3,735	5,513
Borrowed funds	442	497	515
Senior and subordinated debt	3,435	3,445	4,058
Total interest expense	7,197	7,677	10,086
Net interest income	63,848	66,522	65,182
Provision for loan and covered loan losses	5,674	5,593	18,210
Net interest income after provision for loan and covered loan losses	58,174	60,929	46,972

Noninterest Income
Service charges on deposit accounts	8,677	9,689	8,660
Card-based fees	5,076	5,274	5,020
Wealth management fees	5,839	5,590	5,392
Mortgage banking income	1,966	2,102	—
Merchant servicing fees	2,554	2,727	2,322
Other service charges, commissions, and fees	1,646	1,348	1,198
Other income	781	1	1,639
Net trading gains	1,036	116	1,401
Net securities gains (losses)	—	88	(943)
Gain on bulk loan sales	—	5,153	—
Total noninterest income	27,575	32,088	24,689

Noninterest Expense
Salaries and wages	28,963	27,241	27,257
Retirement and other employee benefits	7,606	6,787	6,793
Net occupancy and equipment expense	8,147	8,747	8,331
Technology and related costs	2,483	3,231	2,858
Professional services	5,218	10,415	5,629
Net OREO expense	1,799	1,325	1,864
FDIC premiums	1,742	1,763	1,719
Adjusted amortization of FDIC indemnification asset	750	2,705	—
Other expenses	8,106	11,393	8,162
Total noninterest expense	64,814	73,607	62,613
Income before income tax expense	20,935	19,410	9,048
Income tax expense	6,293	6,194	1,156
Net income	14,642	13,216	7,892
Net income applicable to non-vested restricted shares	(212)	(194)	(139)
Net income applicable to common shares	$14,430	$13,022	$7,753
Diluted earnings per common share	$0.20	$0.18	$0.11
Dividends declared per common share	$0.01	$0.01	$0.01
Weighted average diluted common shares outstanding	73,874	73,758	73,505